UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 15


       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
          SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
      SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934.


                    Commission File Number 333-58904-01


                        MMCA AUTO OWNER TRUST 2001-2
                 (MMCA Auto Receivables Trust - Originator)
           -------------------------------------------------------
           (Exact name of Registrant as specified in its charter)


                            6363 Katella Avenue,
                           Cypress, CA 90630-5205
                               (714) 236-1615
       --------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Class A-1 3.8975% Asset Backed Notes
                 Class A-2 Floating Rate Asset Backed Notes
                 Class A-3 Floating Rate Asset Backed Notes
                 Class A-4 Floating Rate Asset Backed Notes
                      Class B 5.75% Asset Backed Notes
  ----------------------------------------------------------------------------
          (Title of each class of securities covered by this Form)



(Titles of all other classes of securities for which a duty to file reports under section 13(a) and 15(d) remains): NONE


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duties to file reports:

Rule 12g-4(a)(1)(i)            [   ]          Rule 12h-3(b)(1)(i)        [ ]
Rule 12g-4(a)(1)(ii)           [   ]          Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)            [   ]          Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)           [   ]          Rule 12h-3(b)(2)(ii)       [ ]
                                              Rule 15d-6                 [X]

Approximate number of holders of record as of the certificate or notice date: 40

Pursuant to the requirements of the Securities Exchange Act of 1934, MMCA Auto Receivables Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 7, 2002                     MMCA AUTO RECEIVABLES TRUST
                                            (Registrant)


                                            By: /s/ Hideyuki Kitamura
                                                -----------------------------
                                                Name:  Hideyuki Kitamura
                                                Title: Secretary and Treasurer